                                                                    EXHIBIT 99.2

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

2002 marked a positive year for Dole Food Company, Inc. and its consolidated subsidiaries (the "Company"). Revenues in 2002 increased 2% over the prior year to $4.4 billion. Earnings before interest expense and income taxes ("EBIT") from continuing operations increased to $291 million in 2002 from $63 million in 2001. Net income in 2002 was $36 million, or $0.64 per share, which includes a non-cash after tax charge of $120 million, or $2.12 per share, arising from the impairment of goodwill upon the adoption of a new accounting standard.

In 2002, the Company's results of operations were principally driven by higher volumes and favorable pricing in some of the Company's core commodity and value-added businesses and by benefits realized from cost-cutting and profit improvement programs. During 2002, the Company's banana business benefited from higher local pricing in Asia. The Company also experienced improved banana pricing in Europe, mainly due to a more favorable euro-to-dollar exchange rate compared to prior year. The Company also expanded activity in the European ripening and distribution business, with the further development of some of the Company's distribution facilities. In addition, margins improved from the downsizing of its banana operations and its ongoing cost cutting efforts.

The Company also continued to grow market share in its key value-added products. The Company increased its leadership position in the packaged salads category of the fresh vegetables business and benefited from the continued success of its FRUIT BOWLS(R) and FRUIT-N-GEL BOWLS(TM) products. The fresh pineapple business benefited from higher volumes of DOLE PREMIUM SELECT(R) pineapples in the Company's North American and European markets. The Company also experienced better performance in the Company's fresh-cut flowers segment as a result of lower operating costs. In addition to these achievements, the Company completed the divestitures of two non-core businesses, Pascual Hermanos, S.A. ("Pascual Hermanos") and Saman S.A. ("Saman"), during the year.

In 2001, the Company began an extensive cost savings initiative and engaged the Boston Consulting Group to assist in performing strategic and operational reviews of its banana and fresh-cut flowers businesses and in executing programs to enhance profitability and achieve consolidated savings from global strategic sourcing and logistics. The business reconfiguration programs resulted in the recognition of $133 million of expense that was recorded as a component of cost of products sold in the 2001 Consolidated Statement of Income. Of the $133 million of expenses, $28 million was recognized in the second quarter of 2001 for the shutdown and related asset sales of the Company's California deciduous and Pacific Northwest apples operations, which included packinghouses, ranches and orchards in California and Washington. The remaining $105 million was recognized in the third quarter of 2001 and included costs associated with the planned divestiture of the Company's Pascual Hermanos vegetables subsidiary in Spain and the Saman dried fruit and nut subsidiary in France, as well as the downsizing of banana and flower operations in Latin America and banana production in the Philippines. The assets impacted by these reconfiguration programs were to be disposed of either by sale or closure. In connection with these reconfiguration programs, 2,906 management and production employees in the Company's operations were initially identified for termination. The majority of the employees identified for termination worked in Pascual Hermanos and the banana and fresh-cut flowers businesses in Latin America. As of December 28, 2002, all employees, excluding the employees of Pascual Hermanos, whose employment was assumed by the new owner of Pascual Hermanos, had been severed under the Company's 2001 reconfiguration program and substantially all of the assets identified for sale had been sold.

Consistent with the Company's strategy to divest non-core businesses, during 2001 the Company disposed of its 97% interest in the capital stock of Cerveceria Hondurena S.A., a Honduran corporation principally engaged in the beverage business in Honduras ("CHSA" or "the Honduran beverage business"). The disposition was accomplished by means of a stock exchange transaction in which the Company acquired a subsidiary of South African Breweries, plc ("SAB") that held as its sole asset $537 million in cash. The Company received $561 million as consideration for the disposition of CHSA, comprising $537 million in cash and $24 million of intercompany debt forgiveness between CHSA and a subsidiary of the Company. The cash proceeds from the divestiture were used primarily to pay down debt. The Company's Consolidated Financial Statements and Notes to Consolidated Financial Statements reflect the Honduran beverage business as a discontinued operation.

While the most significant accomplishments related to reconfiguration of the Company's operations were made in 2001, the Company downsized and exited several businesses in earlier years. In the third quarter of 2000, the Company initiated a plan to scale back its fresh fruit operations, including the complete shutdown of some activities, due to continuing oversupply and other market conditions affecting the Company's fresh fruit segment. In connection with its plan, the Company recorded a $46 million charge, which was reported in cost of products sold in the 2000 Consolidated Statement of Income. The $46 million charge included costs to reduce the Company's existing productive capacity in its banana operations in Latin America and Asia, as well as costs to shut down its melon and citrus farming activities in Honduras and the downsizing of its distribution network in Europe. In its Latin America banana operations, the Company closed some production sites, terminated some employee arrangements and contracts with independent growers, and divested its controlling interest in a production joint venture in South America. In its Asian banana operations, the Company reduced production acreage and terminated some employees and contracts with independent growers. In its European operations, the Company reduced its workforce, primarily in northern Europe. The $46 million charge had been fully utilized by December 28, 2002. A total of 4,880 employees in the Company's operations have been severed as of December 28, 2002 in connection with this charge.

In 2000, the Company sold the assets of its citrus operations located in California and Arizona for approximately $55 million. Production assets were transferred to the buyer in the third quarter of 2000 for net cash proceeds of $45 million, resulting in a net gain of $8 million. The remaining $10 million of proceeds were for secured grower contracts, approximately half of which were transferred to the buyer in the fourth quarter of 2000, resulting in a net gain of $1 million. The combined $9 million net gain has been reported on a separate line in the 2000 Consolidated Statement of Income. Title to the remaining grower contracts was transferred at an amount approximating book value in the first quarter of 2001. The citrus operations had revenues and operating losses of $28 million and $0.3 million, respectively, in 2000.

SHAREHOLDER PROPOSAL: On December 18, 2002, the Company and David H. Murdock signed a definitive merger agreement ("merger agreement") pursuant to which Mr. Murdock will acquire the approximately 76% of the Company's common stock that he and his family do not already own for $33.50 per share in cash. Upon completion of the merger, the Company will become wholly owned by Mr. Murdock through DHM Holding Company, Inc.

The Company has filed with the Securities and Exchange Commission ("SEC") and mailed to its shareholders definitive proxy materials for a special meeting of shareholders to vote on the proposed merger of DHM Acquisition Company, Inc., which is wholly owned by DHM Holding Company, Inc., into the Company. The special meeting is scheduled for March 26, 2003. The merger is conditioned upon, among other things, its approval by shareholders who own a majority of the outstanding shares not already owned by Mr. Murdock or his family, and completion of the financing contemplated by the merger.

It is anticipated that funds necessary to purchase the outstanding shares of the Company will be provided by Mr. Murdock, a bank syndicate and/or institutional investors. Completion of the financing required to complete the transaction and refinance some of the Company's debt is subject to the execution of definitive loan agreements and the satisfaction of the conditions therein. Such financing is currently expected to consist of $1.15 billion of senior secured credit facilities (currently expected to consist of approximately $850 million of term loan facilities and approximately $300 million of revolving credit facilities, a portion of which revolving credit facilities will be drawn upon on the closing date of the merger) and approximately $450 million of new senior debt securities.

In addition, the Company and Mr. Murdock announced that, assuming the merger receives the required approval by the Company's shareholders and becomes effective, the Company expects to redeem or retire its 7% Notes due 2003 and 6.375% Senior Notes due 2005, which had outstanding principal balances of $209.8 million and $300 million, respectively, at December 28, 2002. The Company also expects that its 7.25% Senior Notes due 2009 and 7.875% Debentures due 2013 will remain outstanding. The Company intends to modify the Senior Notes due 2009 and Debentures due 2013 to provide for substantially the same interest rate, covenants and subsidiary guarantees as will be provided for the proposed new senior debt securities issued by the Company. The exact timing of these actions would be dependent on the timing of the merger. Additionally, all outstanding stock options (other than those held by Mr. Murdock) would be settled in cash, upon consummation of the merger.

RESULTS OF OPERATIONS

The Company's management evaluates and monitors segment performance primarily through earnings before interest expense and income taxes ("EBIT"). EBIT, which is disclosed as a line item in the Consolidated Statements of Income, is calculated by adding interest income and other (expense) income - net to operating income. Management believes that segment EBIT provides useful information for analyzing the underlying business results as well as allowing investors a means to evaluate the financial results of each segment in relation to the Company as a whole. EBIT is not defined under accounting principles generally accepted in the United States of America ("GAAP") and should not be considered in isolation or as a substitute for net income or cash flow measures prepared in accordance with GAAP or as a measure of the Company's profitability or liquidity. Additionally, the Company's computation of EBIT may not be comparable to other similarly titled measures computed by other companies, because all companies do not calculate EBIT in the same fashion.

(dollars in thousands)                 2002           2001           2000
                                   -----------    -----------    -----------

Revenues from external customers
   Fresh fruit .................   $ 2,772,758    $ 2,701,422    $ 2,756,256
   Fresh vegetables ............       825,559        827,528        845,776
   Packaged foods ..............       588,991        556,143        560,365
   Fresh-cut flowers ...........       173,927        196,430        200,473
   Other operating segments ....        30,838         33,298         37,243
                                   -----------    -----------    -----------
                                   $ 4,392,073    $ 4,314,821    $ 4,400,113
                                   ===========    ===========    ===========

EBIT

   Fresh fruit .................   $   217,844    $    48,478    $     1,536
   Fresh vegetables ............        82,699         47,793         77,084
   Packaged foods ..............        64,905         43,684         56,877
   Fresh-cut flowers ...........        (5,925)       (18,717)           293
   Other operating segments ....           713           (837)          (878)
                                   -----------    -----------    -----------
   Total operating segments ....       360,236        120,401        134,912
   Corporate and other EBIT ....       (69,359)       (57,423)        11,170
                                   -----------    -----------    -----------
                                   $   290,877    $    62,978    $   146,082
                                   ===========    ===========    ===========


The Company adopted the provisions of Emerging Issues Task Force ("EITF") Issue No. 01-9 ("EITF 01-9") Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor's Products), during the first quarter of 2002. The impact of the adoption was limited to reclassifications of costs previously included in selling, marketing and general and administrative expenses. These costs are now reflected as a reduction of revenues. The adoption of EITF 01-9 reduced previously reported revenues and selling, marketing and general and administrative expenses by $9 million, $46 million and $79 million in the fresh fruit, fresh vegetables and packaged foods operating segments, respectively, in 2001 and by $8 million, $40 million and $54 million in the fresh fruit, fresh vegetables and packaged foods operating segments, respectively, in 2000. The adoption had no impact on the Company's reported operating or net income or on segment EBIT.

2002 COMPARED WITH 2001

FRESH FRUIT: Fresh fruit revenues increased 3% to $2.8 billion in 2002 from $2.7 billion in 2001. The increase in fresh fruit revenues was primarily due to higher pricing for bananas sold in Asia, higher volumes in the European ripening and distribution business and higher volumes of DOLE PREMIUM SELECT pineapples. Revenues, primarily in the fresh fruit segment, were also favorably impacted by foreign currency exchange rates. The net impact of exchange rates on the Company's year-over-year revenues was approximately $30 million; this impact primarily consists of a $47 million revenue increase due to a stronger euro-to-dollar exchange rate, partially offset by a $17 million decrease from a weaker yen-to-dollar exchange rate. The increases in revenues were partially offset by lower volumes of bananas sold in Europe, lower pricing of bananas sold in North America and the winding down of the Company's California deciduous and Pacific Northwest apples operations. The exiting of the Company's California deciduous and Pacific Northwest apples operations accounted for revenue reductions of approximately $28 million in 2002 versus 2001.

Fresh fruit EBIT increased to $218 million in 2002 from $48 million in 2001. EBIT increased primarily due to the same factors that drove the increase in revenues. In addition, the exiting of the Company's California deciduous and Pacific Northwest apples operations increased EBIT in 2002 by the absence of approximately $4 million in operating losses incurred by these operations in 2001. EBIT in 2002 further benefited from the absence of $74 million of business reconfiguration expenses included in 2001 EBIT. The Company also incurred $5 million of expenses in 2001 related to the divestiture of the Company's controlling interest in a banana production joint venture in South America. EBIT in 2002 also benefited from the absence of goodwill amortization, as a result of the Company's adoption of Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards No. 142 ("FAS 142"), Goodwill and Other Intangible Assets, at the beginning of 2002. The Company recognized $7 million in goodwill amortization in 2001. The stronger average euro-to-dollar exchange rate impacted the Company's year-over-year total EBIT, primarily in the fresh fruit segment, by approximately $11 million as compared to 2001. The weaker average yen-to-dollar exchange rate did not significantly impact EBIT in 2002 due to the effectiveness of the Company's yen hedges.

FRESH VEGETABLES: Fresh vegetables revenues for 2002 decreased slightly to $826 million from $828 million in 2001. Revenues were impacted by lower commodity vegetable volumes, the disposition of the Company's interest in Pascual Hermanos in the third quarter of 2002 and higher marketing expenses, which are treated as a reduction of revenues as required under EITF 01-9. These decreases were partially offset by higher volumes in the packaged salads business.

Fresh vegetables EBIT for 2002 increased to $83 million from $48 million in 2001. EBIT for 2002 benefited from the absence of $34 million of business reconfiguration expenses included in 2001 EBIT. EBIT in 2002 also included a $4 million gain on the sale of Pascual Hermanos. Excluding the impact of the 2001 business reconfiguration expense and the gain on sale of Pascual Hermanos, EBIT in 2002 decreased slightly due to lower commodity vegetable volumes, partially offset by higher volumes in the packaged salads business.

In September 2002, the Company sold all of its 91% equity interest in, and outstanding loans due from, Pascual Hermanos, a Spanish corporation held for sale since 2001, for approximately $18.1 million, net of cash on hand at the date of sale. The financial results of Pascual Hermanos are included in the fresh vegetables reporting segment through the effective date of disposal. In the third quarter of 2002, the Company recorded a gain on this sale of approximately $4 million, net of transaction expenses. The gain is included in selling, marketing and general and administrative expenses in the Consolidated Statements of Income. Revenues related to Pascual Hermanos for 2002, 2001 and 2000 were $26 million, $45 million and $51 million, respectively. Operating income related to Pascual Hermanos for 2002 and 2001 was $4 million and $1 million, respectively, and operating losses for 2000 were $1 million.

PACKAGED FOODS: Packaged foods revenues in 2002 increased to $589 million from $556 million in 2001. The increase in revenues was due to higher volumes from the continued success of the Company's FRUIT BOWLS and FRUIT-N-GEL BOWLS products. The increase in revenues was partially offset by higher marketing expenses, which are treated as a reduction of revenues as required under EITF 01-9, and the sale of Saman during the third quarter of 2002.

Packaged foods EBIT in 2002 increased to $65 million from $44 million in 2001. EBIT in 2002 benefited from the absence of $17 million of business reconfiguration expenses included in 2001 EBIT. Excluding the impact of the 2001 business reconfiguration expenses, EBIT for packaged foods increased approximately $4 million compared to the prior year. This increase in EBIT was due to higher volumes from the continued success of the FRUIT BOWLS and FRUIT-N-GEL BOWLS products, lower product costs and slightly higher pricing in traditional canned products, partially offset by a $4 million loss recorded on the sale of Saman.

On October 1, 2002, the Company sold its wholly owned subsidiary, Saman, for $6 million in cash, net of cash on hand at the date of sale. Saman is a European dried fruit and nut processor held for sale since 2001. The financial results of Saman are included in the packaged foods reporting segment through the effective date of disposal. In the third quarter of 2002, the Company recorded a loss on the sale of approximately $4 million, net of transaction expenses. The loss is included in selling, marketing and general and administrative expenses in the Consolidated Statements of Income. Revenues related to Saman for 2002, 2001 and 2000 were $27 million, $50 million and $64 million, respectively. Operating losses related to Saman for 2002 and 2001 were $4 million and $1 million, respectively, and operating income for 2000 was $1 million.

FRESH-CUT FLOWERS: Fresh-cut flowers revenues in 2002 decreased to $174 million from $196 million in 2001. The decrease in revenues was attributable to lower volumes partially offset by a slight increase in pricing.

EBIT in the fresh-cut flowers segment in 2002 improved to a loss of $6 million from a loss of $19 million in 2001. EBIT in 2002 benefited from the absence of $7 million of business reconfiguration expenses and the absence of $4 million of goodwill amortization included in 2001 EBIT. The Company did not record goodwill amortization related to fresh-cut flowers in 2002 as a result of the Company's adoption of FAS 142. Excluding the impact of the business reconfiguration expenses and goodwill amortization, 2002 EBIT improved $1 million compared to the prior year, principally due to lower operating costs primarily as a result of the closure of six production farms, offset to an extent by lower revenues.

CORPORATE AND OTHER: Corporate and other EBIT includes general and administrative costs not allocated to operating segments. Corporate and other EBIT in 2002 was a loss of $69 million compared to a loss of $57 million in 2001. The difference between the years is largely due to approximately $9 million of higher legal expenses in 2002 attributable to ongoing lawsuits filed against the Company related to its past use of an agricultural chemical called DBCP, as discussed further in Note 16 to the Consolidated Financial Statements, and higher employee incentive costs as a result of the Company's stronger earnings in 2002. EBIT in 2002 was further impacted by a loss on the early retirement of debt of approximately $3.4 million and $3.4 million in transaction costs related to David H. Murdock's proposed merger. In contrast, 2001 EBIT included an $8 million gain on available-for-sale securities. The difference between the years was partially offset by lower consulting fees in 2002 and higher interest income. Interest income increased to $12 million in 2002 from $6 million in 2001 due to higher average cash balances, primarily resulting from the issuance of $400 million 7.25% unsecured senior notes due 2009 during the second quarter of 2002, and the proceeds from the divestiture of the Honduran beverage business in the fourth quarter of 2001.

INTEREST EXPENSE AND INCOME TAXES: Interest expense increased to $81 million in 2002 from $71 million in 2001. This increase was primarily due to higher average debt levels resulting from the issuance of the $400 million 7.25% unsecured senior notes during the second quarter of 2002. Income tax expense increased in 2002 to $54 million from $29 million in 2001 primarily due to higher earnings in the current year, partially offset by a $5 million income tax refund received during 2002. The Company's effective tax rate was 25.6% in 2002. In 2001, the Company's income tax expense was $29 million on pretax losses of approximately $8 million. The difference in the effective rates is due primarily to the $133 million business reconfiguration expense recorded in 2001. Approximately $101 million of this business reconfiguration expense related to foreign tax jurisdictions. A valuation allowance was established to offset deferred tax assets related to the business reconfiguration expense in jurisdictions where the Company has determined that it is more likely than not that these benefits will not be realized. The Company currently anticipates its effective tax rate to be 28% in the near term, based on its expected earnings mix.

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE: During the second quarter of 2002, the Company completed the two-step process of the transitional goodwill impairment test prescribed in FAS 142 with respect to existing goodwill. The first step of the transitional goodwill impairment test involved a comparison of the fair value of each of the Company's reporting units, as defined under FAS 142, with its carrying amount. If the carrying amount exceeded the fair value of a reporting unit, the Company was required to perform the second step of the transitional goodwill impairment test. As a result of the outcome of the first step relative to the fresh-cut flowers reporting unit, the Company was required to perform the second step of the transitional goodwill impairment test for this reporting unit. The second step involved comparing the implied fair value of the fresh-cut flowers reporting unit's goodwill to its carrying value to measure the amount of impairment. The transitional goodwill impairment test resulted in the Company recognizing a non-cash transitional goodwill impairment charge of $120 million related entirely to the fresh-cut flowers reporting unit. As required by FAS 142, the $120 million charge is reflected as a cumulative effect of a change in accounting principle in the Company's Consolidated Statement of Income for the year ended December 28, 2002. There was no income tax effect on the impairment charge as the charge primarily related to goodwill in foreign operations where the Company believes it is more likely than not that future taxable income in these operations will not be sufficient to realize the related income tax benefits associated with the charge. The charge represented a total write-off of the goodwill in the fresh-cut flowers reporting unit. The fair value of the fresh-cut flowers reporting unit was determined based on discounted cash flows that the business expects to generate in the future. The circumstances leading to the goodwill impairment in the fresh-cut flowers reporting unit include the fact that the flower industry is less attractive than the Company had expected in 1998 when it made its acquisitions in this industry and that the Company's progress in integrating the acquired businesses has been slower than expected.

2001 COMPARED WITH 2000

FRESH FRUIT: Fresh fruit revenues decreased 2% to $2.7 billion in 2001 from $2.8 billion in 2000. The decreases were primarily due to the divestiture of businesses, the impact of weaker foreign currency exchange rates and the planned reduction of banana volumes to secondary markets in Europe. In the third quarter of 2000, the Company sold assets comprising its California and Arizona citrus business, and in the second quarter of 2001, the Company initiated the divestiture of assets comprising its California deciduous and Pacific Northwest apples business. These divestitures accounted for approximately $120 million of the decrease in revenues in 2001 versus 2000. The impact of the weaker euro-to-U.S. dollar and yen-to-U.S. dollar exchange rates unfavorably impacted the Company's year-over-year total revenue (primarily in the fresh fruit segment) by approximately $85 million as compared to 2000. These revenue decreases were offset by higher banana volumes and pricing in North America and improved pricing in Europe. In addition, increased volumes and pricing in the Chilean fruit export business and higher volumes and stronger pricing for the Company's DOLE PREMIUM SELECT pineapple favorably impacted 2001 revenues.

EBIT in the fresh fruit segment increased to $48 million in 2001 from $2 million in 2000. Fresh fruit EBIT in 2001 included $74 million of business reconfiguration expenses related to programs initiated during the second and third quarters of 2001 as well as a $5 million expense in the first quarter of 2001 related to the divestiture of the Company's controlling interest in a banana production joint venture in South America. Fresh fruit EBIT in 2000 included approximately $46 million related to a business downsizing charge in the third quarter of 2000. Excluding these business downsizing expenses, EBIT increased to $127 million in 2001 from approximately $47 million in 2000. Fresh fruit EBIT increased due to fruit, shipping and selling and general and administrative cost savings as a result of cost-cutting initiatives. In addition, EBIT improved due to increased volumes and pricing in the North America banana business, higher pricing in the European banana business and higher volumes and strong pricing for the Company's DOLE PREMIUM SELECT pineapple. These improvements were partially offset by losses in the California deciduous and Northwest apples businesses, which the Company has exited, of $12 million in 2001 compared to EBIT of $1 million in 2000.

FRESH VEGETABLES: Fresh vegetables revenues decreased to $828 million in 2001 from $846 million in 2000. The decrease was due to price normalization in the Company's commodity vegetables business in 2001 from heightened pricing levels in 2000. Revenues were also impacted by higher marketing expenses, which are treated as a reduction of revenues as required under EITF 01-9. These decreases were offset by continued growth in the Company's North America fresh-cut salads business where volumes increased at approximately the same rate as the volumes sold in the product category "fresh-cut salads" by all producers.

EBIT in the fresh vegetables segment decreased to $48 million in 2001 from $77 million in 2000. Fresh vegetables EBIT decreased due to a $34 million charge associated with the Company's reconfiguration program initiated during the third quarter of 2001 primarily to divest Pascual Hermanos, its fresh vegetables subsidiary located in Spain. Excluding this charge, EBIT in 2001 increased by $5 million primarily due to volume growth in the Company's fresh-cut salads business partially offset by higher marketing expense in that business and the impact of higher prices in 2000 in the Company's commodity vegetables business. The segment also benefited significantly from cost savings initiatives.

PACKAGED FOODS: Packaged foods revenues decreased to $556 million in 2001 from $560 million in 2000. The decrease was primarily attributable to higher marketing expenses, which are treated as a reduction of revenues as required under EITF 01-9, as well as the Company's sale of its California almond processing business in the third quarter of 2000, which had revenues of $23 million in 2000. This decrease was partially offset by the launch of FRUIT-N-GEL BOWLS in 2001 and the continued success of the Company's FRUIT BOWLS products that were introduced in 2000.

EBIT in the packaged foods segment decreased to $44 million in 2001 from $57 million in 2000. Packaged foods EBIT decreased due to a $17 million charge associated with the Company's reconfiguration programs initiated during the second and third quarters of 2001. In addition, the second quarter of 2001 included $2 million related to contract terminations. The third quarter of 2001 included $15 million associated with the planned divestiture of a packaged foods business located in Europe. Higher earnings due to the growth of the Company's FRUIT BOWLS products combined with lower product costs were partially offset by marketing expenses associated with the launch of the Company's FRUIT-N-GEL BOWLS. The sale of the Company's California almond processing business did not significantly impact EBIT in 2001 or 2000.

FRESH-CUT FLOWERS: Fresh-cut flowers revenues decreased to $196 million in 2001 from $200 million in 2000. Revenues decreased due to unfavorable market conditions, primarily in the Company's wholesale business in the second half of 2001. This decrease was partially offset by higher Valentine's Day and Mother's Day sales in the first half of 2001.

EBIT in the fresh-cut flowers segment decreased to a loss of $19 million in 2001 from slightly above breakeven in 2000. Fresh-cut flowers EBIT in 2001 included a $7 million charge associated with the Company's reconfiguration programs initiated during the third quarter to reduce flower production operations in Latin America. Additionally, in the third quarter of 2001, the Company recognized $3 million of lease termination related expenses in connection with its move to a new consolidated distribution facility in Miami, Florida. Losses in the second half of the year due to the per-unit margin impacts associated with lower sales volume were partially offset by higher earnings in the first half of 2001 due to higher Valentine's Day and Mother's Day sales.

CORPORATE AND OTHER: Corporate and other EBIT was a loss of $57 million in 2001 compared to earnings of $11 million in 2000. Corporate and other EBIT in 2000 included Hurricane Mitch insurance proceeds, net, of $43 million and a $9 million gain on the sale of citrus assets, resulting in positive EBIT. In contrast, 2001 EBIT included approximately $13 million of consulting expenses relating to cost savings initiatives undertaken by the Company in the first quarter of 2001 that were partially offset by an $8 million gain on the sale of available-for-sale securities. In addition, interest income declined in 2001 to $6 million from $15 million in 2000. The decline is primarily due to lower interest rates in 2001 as well as the inclusion in 2000 of the interest portion of a tax refund received from the Internal Revenue Service.

INTEREST EXPENSE AND INCOME TAXES: Interest expense decreased to $71 million in 2001 from $90 million in 2000 due to lower average outstanding debt levels combined with lower interest rates throughout the year. In 2001, the Company recognized income tax expense of $29 million on a pretax loss of $8 million mainly resulting from a $133 million reconfiguration charge recognized during the second and third quarters, of which $101 million related to foreign tax jurisdictions for which the Company has not provided future tax benefits. Future tax benefits, if any, will be recognized upon realization. During 2000, the Company recognized income tax expense of $20 million on pretax income of $56 million.

CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

The following tables summarize the Company's contractual obligations and commitments at December 28, 2002:

                             PAYMENTS DUE BY PERIOD

                                                    LESS THAN                 4-5        AFTER
(IN THOUSANDS)                          TOTAL        1 YEAR      1-3 YEARS   YEARS      5 YEARS
                                        -----       ---------    ---------   -----      -------
Contractual obligations
  Long-term debt .................   $1,075,436     $213,516     $305,486   $   571     $555,863
  Capital lease obligations ......       37,857       17,297       20,560        --           --
  Operating leases ...............      445,675       84,938      204,246    46,303      110,188
                                     ----------     --------     --------   -------     --------
Total contractual cash obligations   $1,558,968     $315,751     $530,292   $46,874     $666,051
                                     ==========     ========     ========   =======     ========

                   AMOUNT OF COMMITMENT EXPIRATION PER PERIOD

                                 TOTAL AMOUNTS    LESS THAN                                  AFTER
(IN THOUSANDS)                     COMMITTED       1 YEAR       1-3 YEARS     4-5 YEARS     5 YEARS
                                 -------------    ---------     ---------     ---------     -------
Commercial commitments
   guarantees ..............        $34,001        $26,202        $2,688        $4,232        $879
                                    -------        -------        ------        ------        ----
Total commercial commitments        $34,001        $26,202        $2,688        $4,232        $879
                                    =======        =======        ======        ======        ====

The Company's contractual obligations and commercial commitments are discussed in the Liquidity and Capital Resources section below and in the Notes to the Consolidated Financial Statements.

LIQUIDITY AND CAPITAL RESOURCES

Cash flow generated by operating activities from continuing operations was $227 million in 2002 compared to $244 million in 2001. The decrease was primarily due to an increase in net working capital (receivables, inventories, prepaid and other assets less accounts payable and accrued liabilities) in 2002 versus a decrease in net working capital in 2001. Approximately $67 million of the increase in net working capital in 2002 is attributable to the payment of taxes related to the sale of the Honduran beverage business in 2001. The increase in net working capital was partially offset by significantly improved earnings from continuing operations before the cumulative effect of a change in accounting principle, which was a non-cash charge in 2002.

Cash used in investing activities of $170 million in 2002 consisted primarily of capital additions, partially offset by proceeds from the sales of assets and businesses. Capital additions from continuing operations for the acquisition and improvement of productive assets increased to $234 million in 2002 from $120 million in 2001. The increase is primarily due to the acquisition of eight vessels for approximately $121 million and the purchase of an interest in a new aircraft for $23 million. Capital expenditures in 2002 were funded by operating cash flows. The Company expects operating capital expenditures in 2003 to be lower than 2002 levels.

Proceeds from the sales of assets of $36 million in 2002 are primarily due to sales of assets in the Company's California deciduous and Pacific Northwest apples operations, which the Company identified for disposal in 2001. Net proceeds from the sales of businesses of $24 million in 2002 relate to the sales of Pascual Hermanos and Saman in the third quarter of 2002.

The Company has obligations under non-cancelable operating leases, primarily for vessel charters and containers, as well as for equipment and office facilities. The leased assets are used in the Company's operations where leasing offers advantages of operating flexibility and is less expensive than alternate types of funding. Some of the Company's agricultural land leases provide for increases in minimum rentals based on production. Lease payments under a significant portion of the Company's operating leases are based on variable interest rates, primarily the London Interbank Offered Rate ("LIBOR"). Lease payments are charged to operations, primarily through cost of sales. Total rental expense, including rent related to cancelable and non-cancelable leases, was $109 million, $126 million and $148 million (net of sublease income of $15 million, $13 million and $10 million) for 2002, 2001 and 2000, respectively. The Company capitalized equipment under capital leases of $15 million in 2002 and $25 million in 2001. The Company is required to comply with financial covenants, including minimum financial ratios, on both capitalized and operating leases, which, if not met, would require the Company to purchase the leased assets for amounts approximating their residual value.

The Company renewed the provisions of some of its container leases in the third quarter of 2002. As a result of these renewals, the Company increased its assets under capital lease by $15 million to $40 million at December 28, 2002. The related capital lease obligation was $38 million at December 28, 2002. These leases have annual renewal options through December 2007.

The Company has both purchase and renewal options under various off-balance sheet vessel, container and office leases. These leases include guarantees of the residual value of the underlying leased assets. As of December 28, 2002, the Company's maximum potential undiscounted future payments on residual value guarantees on such leases totaled approximately $140 million. These guarantees generally become payable based on the difference, if any, between the guaranteed residual value and the fair market value of the leased asset at the lease termination date. At December 28, 2002, the fair market values of the underlying leased assets in each of these leases was greater than the applicable residual guarantees and accordingly no liability has been recorded for these guarantees. In January 2003, the FASB issued FASB Interpretation No. 46, Consolidation of Variable Interest Entities. This statement may require the Company to consolidate some or all of the Company's off-balance sheet leases, which would increase both assets and liabilities on the consolidated balance sheet by approximately $168 million. The Company is currently in the process of evaluating the impact of this statement on its financial condition and results of operations.

At December 28, 2002 the Company's net debt (total debt less cash) totaled $478 million versus $482 million at December 29, 2001. This slight decrease was due to positive cash flows from operations after investing activities of $57 million, substantially offset by the payment of dividends and the capitalization of a lease obligation of $15 million during 2002.

Shareholders' equity increased as a result of positive earnings, unrealized foreign currency translation gains and the issuance of common stock, primarily as a result of the exercise of stock options, partially offset by dividends declared, unrealized net losses on cash flow hedges and increased additional minimum pension liability. As a result of marginally lower net debt, combined with higher shareholders' equity, the Company's net debt to net debt and equity percentage improved to 39% at the end of 2002 from 40% at the end of 2001.

If the proposed shareholder transaction is successful, debt will be redeemed or retired, container assets under capital and operating leases will be purchased and additional debt will be issued. As a result, net debt levels will increase significantly. Refer to the discussion of the Shareholder Proposal for further details.

In April 2002, the Company completed the sale and issuance of $400 million aggregate principal amount of 7.25% Senior Notes due 2009 (the "Original Notes") at a discount of $2 million to face value. The Original Notes were sold in a private placement under Rule 144A and Regulation S promulgated by the SEC. The sale was exempt from the registration requirements of the Securities Act of 1933, as amended. The Company subsequently filed a registration statement with the SEC offering holders of the Original Notes the opportunity to exchange their Original Notes for publicly registered notes (the "Notes") having substantially identical terms, except for restrictions on transfer that pertained only to the Original Notes. On July 23, 2002, this exchange offer expired; all of the Original Notes were tendered in the exchange offer and were accepted. Interest on the Notes will be paid semiannually in arrears on May 1 and November 1 of each year, beginning on November 1, 2002. The Notes are unsecured senior obligations of the Company and rank equally with the Company's outstanding senior unsecured debt.

During the year ended December 28, 2002, the Company repurchased approximately $90 million of its $300 million 7% unsecured senior notes due in 2003 and approximately $20 million of its $175 million 7.875% unsecured debentures due in 2013. In connection with these repurchases, the Company recorded a loss on early retirement of debt of $3.4 million. The Company financed these repurchases using available cash on hand.

The Company has outstanding notes and debentures that place restrictions on the Company's ability to issue additional secured debt. At December 28, 2002, the Company was in compliance with these restrictions.

The Company has in place a $400 million, five-year revolving credit facility ("Long-Term Facility"), which matures in 2003. At the Company's option, borrowings under the Long-Term Facility bear interest at specified percentages over the agent's prime rate or LIBOR. Provisions under the Long-Term Facility require the Company to comply with financial covenants, which include a maximum permitted ratio of consolidated debt to net worth, and a minimum required fixed charge coverage ratio. As of December 28, 2002, the Company was in compliance with these covenants. The Company may also borrow under uncommitted lines of credit at rates offered from time to time by various banks that may not be lenders under the Long-Term Facility. There were no outstanding borrowings under the Long-Term Facility or uncommitted lines of credit as of December 28, 2002. The Company anticipates that the Long-Term Facility will be terminated at such time as the merger contemplated by the shareholder proposal is consummated.

In August 2002, the Company's $200 million 364-day revolving credit facility expired. There were no outstanding borrowings under this facility during the year.

The Company is a guarantor of indebtedness of some of its key fruit suppliers and other entities integral to the Company's operations. At December 28, 2002, the Company's guarantees primarily consisted of guarantees for bank loans to its growers of $5 million, guarantees to foreign regulatory authorities of $21 million, and various commercial bank guarantees of $8 million.

Grower guarantees represent guarantees of amounts advanced to independent growers that supply the Company with product. The advances are made under third party bank agreements, which are guaranteed by the Company. The Company carefully monitors amounts outstanding under the bank agreements and records an allowance for any amounts which it believes will not be recoverable from the growers. This determination includes assessing the financial strength of the growers, their historical payment history and the age of outstanding and unpaid advances.

The Company also provides guarantees to various regulatory authorities, primarily in Europe, in order to comply with foreign regulations when operating businesses overseas. The most significant of these guarantees, for banana import license fees, are granted to the European Union member states' agricultural authority. The Company's subsidiaries obtain guarantees from commercial banks for the amount of the licenses, which is then secured by the Company's guarantee to the bank. The Company has not historically experienced any significant losses associated with these guarantees.

The Company also provides various guarantees, mostly to foreign banks, in the course of its normal business operations to support the borrowings, leases and other obligations of its subsidiaries and key business partners. The Company has not historically experienced any significant losses associated with these guarantees.

In connection with the acquisition of its 60% interest in Saba Trading AB in 1998, the Company has the right to purchase (the "call option"), at its sole discretion, the minority shareholders' entire interest in Saba during either January 2004 or January 2008. In addition, each minority shareholder separately has the right to require the Company to purchase (the "put option") the shareholders' interest during either February 2005 or February 2008. The call option price and the put option price are computed based upon formulas as specified in the agreements. In the event that each minority shareholder exercises its put option, the minimum aggregate price payable by the Company for these minority interests under these formulas would approximate $56 million at December 28, 2002.

As disclosed in Note 16 to the Consolidated Financial Statements, the Company is subject to legal actions, most notably related to the Company's prior use of the agricultural chemical DBCP. Although no assurance can be given concerning the outcome of these cases, in the opinion of management, after consultation with legal counsel and based on past experience defending and settling DBCP claims, the pending lawsuits are not expected to have a material adverse effect on the Company's financial condition or results of operations.

During 2002, the Company declared and paid quarterly dividends of 15 cents per share, at an annual rate of 60 cents per share, on its common stock totaling $34 million.

The Company believes that its existing cash balance of approximately $647 million at December 28, 2002, as well as its cash flow from operations, revolving credit facilities and access to capital markets will enable it to meet its working capital, capital expenditure, debt maturity, dividend payment and other funding requirements.

The proposed shareholder transaction will result in an increase in the Company's debt balances and lower cash on hand as a result of the redemption or retirement of existing debt. The Company believes that if the shareholder transaction is successful, remaining cash on hand, cash flow from operations and available borrowings under the revolving credit portion of the new senior secured credit facility will enable it to meet its working capital, capital expenditure, revolving and term debt maturity and other funding requirements.

Factors impacting the Company's cash flow from operations include such items as commodity prices, interest rates and foreign currency exchange rates, among other things, as set forth in the Company's Form

10-K for the fiscal year ended December 29, 2001 and in subsequent SEC filings and as set forth in "Market Risk" below.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The preparation of the Consolidated Financial Statements requires management to make estimates and assumptions that affect reported amounts. The estimates and assumptions are evaluated on an ongoing basis and are based on historical experience and on other factors that management believes are reasonable. Estimates and assumptions include, but are not limited to, the areas of customer and grower receivables, inventories, impairment of assets, useful lives of property, plant and equipment, intangible assets, marketing programs, income taxes, self-insurance reserves, retirement benefits, financial instruments and commitments and contingencies.

The Company believes that the following represent the areas where more critical estimates and assumptions are used in the preparation of the Consolidated Financial Statements. See Note 2 to the Consolidated Financial Statements for a summary of all of the Company's accounting policies.

GROWER ADVANCES: The Company makes advances to third party growers primarily in Latin America and Asia for various farming needs. Some of these advances are secured with property or other collateral owned by the growers. The Company records an allowance for these grower receivables based on estimates of the growers' ability to repay advances and the fair value of the collateral. The Company monitors these receivables on a regular basis. If the financial condition of the growers or the fair value of the collateral were to deteriorate, additional allowances may be required. The aggregate amounts of grower advances made during fiscal years 2002 and 2001 were approximately $114 million and $126 million, respectively. Net grower advances receivable were $31 million and $23 million at December 28, 2002 and December 29, 2001, respectively.

LONG-LIVED ASSETS: The Company reviews long-lived assets to be held and used for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If an evaluation of recoverability is required, the estimated total undiscounted future cash flows directly associated with the asset is compared to the asset's carrying amount. If this comparison indicates that there is an impairment, the amount of the impairment is calculated by comparing the carrying value to discounted expected future cash flows expected to result from the use of the asset and its eventual disposition or comparable market values, depending on the nature of the asset. Changes in commodity pricing, weather-related phenomena and other market conditions are events that have historically caused the Company to assess the carrying amount of its long-lived assets. All long-lived assets, for which management has committed itself to a plan of disposal by sale, are reported at the lower of carrying amount or fair value less cost to sell. Long-lived assets to be disposed of other than by sale are classified as held and used until the date of disposal.

The Company depreciates long-lived assets principally by the straight-line method over the estimated useful lives of these assets. Estimates of useful lives are based on the nature of the underlying assets as well as the Company's experience with similar assets. See Note 8 to the Consolidated Financial Statements for a summary of useful lives by major asset category.

The Company reviews all leases at inception to establish whether the criteria for capitalization of the underlying leased assets have been met. These criteria require the Company to make estimates of discount rates and of the economic lives of the leased assets. In addition, on an ongoing basis, the Company makes estimates of the fair value of leased assets that are subject to residual value guarantees.

MARKETING PROGRAMS: The Company offers promotions such as coupons and other incentives to customers in the normal course of business. These promotional costs are accrued based on management's best estimate of the redemption rates of these incentives. Management is able to make a reasonable estimate of actual redemption rates based on historical experience. Should actual redemption rates exceed amounts estimated, additional accruals may be required.

INCOME TAXES: Deferred income taxes are recognized for the income tax effect of temporary differences between financial statement carrying amounts and the income tax bases of assets and liabilities. The Company regularly reviews its deferred income tax assets to determine whether future taxable income will be sufficient to realize the benefits of these assets. A valuation allowance is provided for deferred income tax assets for which it is deemed more likely than not that future taxable income will not be sufficient to realize the related income tax benefits from these assets. The amount of the net deferred income tax asset that is considered realizable could, however, be adjusted if estimates of future taxable income are adjusted.

The Company believes its tax positions comply with the applicable tax laws and that it is adequately provided for all tax related matters. The Company is subject to examination by taxing authorities in the various jurisdictions in which it files tax returns. Matters raised upon audit may involve substantial amounts and could be material if resolved unfavorably. Management considers it unlikely that the resolution of any such matters would have a material adverse effect upon the Company's financial condition or results of operations.

PENSION AND OTHER POST RETIREMENT BENEFITS: The Company has qualified and non-qualified defined benefit pension plans covering some of its full-time employees. Benefits under these plans are generally based on each employee's eligible compensation and years of service, except for hourly plans, which are based on negotiated benefits. In addition to pension plans, the Company has other postretirement benefit plans that provide health care and life insurance benefits for eligible retired employees. Covered employees may become eligible for such benefits if they fulfill established requirements upon reaching retirement age. Pension and other postretirement benefit costs and obligations are calculated based on actuarial assumptions including discount rates, health care cost trend rates, compensation increases, expected return on plan assets, mortality rates, and other factors.

The Company determines the expected return on pension plan assets based on an expectation of average annual returns over an extended period of years. This expectation is based, in part, on the actual returns achieved by the Company's pension plans over the prior ten-year period. The Company also considers the weighted-average historical rate of returns on securities with similar characteristics to those in which the Company's pension assets are invested. In the absence of structural change to the investment environment or a change in the Company's asset allocation or investment philosophy, this estimate is not expected to vary significantly from year to year. In 2002 and 2001, the Company's expected rate of return on U.S. plan assets was 9.25%. At December 29, 2001, the actual ten-year return on the Company's U.S. pension assets was over 10%. At December 28, 2002, the Company's U.S. pension plan investment portfolio was invested approximately 55% in equities and 45% in bonds and other fixed income securities.

The Company's discount rate of 6.75% in 2002 and 7.25% in 2001 was determined based on selected high-quality, fixed rate bond indices with maturities that approximate the duration of the liabilities in the Company's pension plans.

While management believes that the assumptions used are appropriate, actual results may differ materially from these assumptions. These differences may impact the amount of pension and other postretirement obligations and future expense.

LITIGATION: The Company is involved from time to time in claims and legal actions incidental to its operations, both as plaintiff and defendant. The Company has established what management currently believes to be adequate reserves for pending legal matters. These reserves are established as part of an ongoing worldwide assessment of claims and legal actions that takes into consideration such items as changes in the pending case load (including resolved and new matters), opinions of legal counsel, individual developments in court proceedings, changes in the law, changes in business focus, changes in the litigation environment, changes in opponent strategy and tactics, new developments as a result of ongoing discovery, and past experience in defending and settling similar claims. Changes in accruals, both up and down, are part of the ordinary, recurring course of business, in which management, after consultation with legal counsel, is required to make estimates of various amounts for business and strategic planning purposes, as well as for accounting and SEC reporting purposes. These changes are reflected in the reported earnings of the Company each quarter. The litigation accruals at any time reflect updated assessments of the then existing pool of claims and legal actions.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In June 2001, the FASB issued Statement of Financial Accounting Standards No. 143 ("FAS 143"), Accounting for Asset Retirement Obligations. This standard provides accounting guidelines for the cost of legal obligations associated with the retirement of long-lived assets. FAS 143 requires that companies recognize the fair value of a liability for asset retirement obligations in the period in which the obligations are incurred and capitalize that amount as part of the book value of the long-lived asset. The resulting net cost is then depreciated over the remaining life of the underlying long-lived asset. FAS 143 is effective for fiscal years beginning after June 15, 2002. As required, the Company will adopt the provisions of FAS 143 on December 29, 2002, the first day of its 2003 fiscal year. The Company does not expect the adoption of FAS 143 to have a material impact on its financial condition or results of operations.

In June 2002, the FASB issued Statement of Financial Accounting Standards No. 146 ("FAS 146"), Accounting for Costs Associated with Exit or Disposal Activities. FAS 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring) ("EITF 94-3"). This statement requires that the fair value of an initial liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred as opposed to when the entity commits to an exit plan, thereby eliminating the definition and requirements for recognition of exit costs. The provisions of FAS 146 are effective for exit or disposal activities that are initiated after December 31, 2002. The Company is in the process of evaluating the impact of this statement and does not expect the adoption of FAS 146 to have a material impact on the Company's financial condition or results of operations.

In November 2002, the FASB issued FASB Interpretation No. 45 ("FIN 45"), Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN 45 elaborates on the disclosures to be made by a guarantor about its obligations under certain types of guarantees. FIN 45 also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. FIN 45 specifically identifies obligations that are excluded from the provisions related to recognizing a liability at inception, however, these guarantees are subject to the disclosure requirements of FIN 45. The initial recognition and measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for all annual periods ending after December 15, 2002. The Company has included the necessary disclosures in Note 15 and Note 16 to the Consolidated Financial Statements. The Company does not expect the adoption of the recognition requirements of FIN 45 in 2003 to have a material impact on the Company's financial condition or results of operations.

In December 2002, the FASB issued Statement of Financial Accounting Standards No. 148 ("FAS 148"), Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment of FASB Statement No. 123. FAS 148 amends Statement of Financial Accounting Standards No. 123 ("FAS 123"), Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, FAS 148 amends some of the disclosure requirements of FAS 123. FAS 148 is effective for fiscal years ending after December 15, 2002. As discussed in Note 12 to the Consolidated Financial Statements, the Company has decided to adopt the fair value method of accounting for stock-based employee compensation in the first quarter of 2003. The Company will apply the prospective method of adoption outlined in FAS 148. The prospective method applies the recognition provisions of FAS 123 to all employee awards granted, modified or settled after the beginning of the fiscal years in which the recognition provisions are first applied. The Company does not expect the adoption of FAS 148 to have a material impact on the Company's financial condition or results of operations.

In January 2003, the FASB issued FASB Interpretation No. 46 ("FIN 46"), Consolidation of Variable Interest Entities. This standard clarifies the application of Accounting Research Bulletin No. 51, Consolidated

Financial Statements, and addresses consolidation by business enterprises of variable interest entities (more commonly known as Special Purpose Entities or SPEs). FIN 46 requires existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risk among the parties involved. FIN 46 also significantly enhances the disclosure requirements related to variable interest entities. This statement is effective for variable interest entities created or in which an enterprise obtains an interest after January 31, 2003. It applies in the first fiscal year or interim period beginning after June 15, 2003 for all interests in variable interest entities acquired before February 1, 2003. Consolidation of the Company's off-balance sheet leases, if required by the statement, would increase assets and liabilities on the consolidated balance sheet by approximately $168 million. The Company is currently in the process of evaluating the impact of this statement on its financial condition and results of operations.

MARKET RISK

As a result of its global operating and financing activities, the Company is exposed to market risks including changes in commodity pricing, fluctuations in interest rates and fluctuations in foreign currency exchange rates in both sourcing and selling locations. Commodity pricing exposures include the potential impacts of weather phenomena and their effect on industry volumes, prices, product quality and costs. The Company manages its exposure to commodity price risk primarily through its regular operating activities, however, significant commodity price fluctuations, particularly for bananas and pineapples, could have a material impact on the Company's results of operations. The use of derivative financial instruments has been limited to foreign currency forward contracts related to specific sales and firm purchase commitments. The Company has not utilized derivatives for trading or other speculative purposes.

The Company's bunker fuel costs, used primarily for its container vessels, are subject to market fluctuations. At February 28, 2003, the average price of the Company's bunker fuel had increased approximately 38% over the average price in 2002. The Company currently estimates that a $1 change in the price of bunker fuel per ton would impact the Company's EBIT by approximately $0.2 million annually. The Company did not hedge its exposure to fuel price fluctuations in 2002.

INTEREST RATE RISK: As a result of its normal borrowing and leasing activities, the Company's operating results are exposed to fluctuations in interest rates, which the Company manages primarily through its regular financing activities. The Company generally maintains limited investments in cash equivalents and has occasionally invested in marketable securities or debt instruments with original maturities greater than 90 days.

The Company has short-term and long-term debt with both fixed and variable interest rates. Short-term debt is primarily comprised of the current portion of long-term debt maturing twelve months from the balance sheet date. Short-term debt also includes unsecured notes payable to banks and bank lines of credit used to finance working capital requirements.

Long-term debt represents publicly-held unsecured notes and debentures, as well as notes payable to banks and uncommitted lines of credit, used to finance long-term investments such as business acquisitions. In addition, the Company maintains a $400 million, five-year revolving credit facility ("Long-Term Facility"), which matures in 2003 and bears interest, at the Company's option, at percentages over the agent's prime rate or LIBOR. Provisions under this facility require the Company to comply with financial covenants, which include a maximum permitted ratio of consolidated debt to net worth and a minimum required fixed charge coverage ratio. At December 28, 2002, the Company was in compliance with these covenants. In August 2002, the Company's $200 million 364-day revolving credit facility expired. The Company had no borrowings under this facility during the year.

The Company may also borrow under uncommitted lines of credit at various rates offered from time to time by various banks that may not be lenders under the Long-Term Facility. At December 28, 2002, the Company had no outstanding borrowings under its uncommitted lines of credit and no outstanding borrowings under the Long-Term facility. Generally, the Company's short-term debt is at variable interest rates, while its long-term debt is at fixed interest rates.

As of December 28, 2002, the Company had $1,075 million of fixed-rate debt, including short-term notes payable, with a weighted-average interest rate of 7.09% and a fair value of $1,073 million. As of December 29, 2001, the Company had $796 million of fixed-rate debt, including short-term notes payable, with a weighted-average interest rate of 7.00% and a fair value of $780 million. The Company currently estimates that a 100 basis point change in prevailing market interest rates would impact the fair value of its fixed-rate debt by approximately $38 million.

As of December 28, 2002, the Company had the following variable-rate arrangements: $12 million of variable-rate debt, including short-term notes payable, with a weighted-average interest rate of 2.78%, variable-rate capital leases for shipping containers, with a principal value of $38 million and a weighted-average interest rate of 2.06% and variable-rate operating leases, primarily for vessels, containers and office facilities, with a principal value of $168 million and a weighted-average interest rate of 2.99%. As of December 29, 2001, the Company had $22 million of variable-rate debt, including short-term notes payable, with a weighted-average interest rate of 4.94%, variable-rate capital leases for shipping containers, with a principal value of $25 million and a weighted-average interest rate of 2.51% and variable-rate operating leases, primarily for vessels, containers and office facilities, with a principal value of $317 million and a weighted-average interest rate of 3.46%. Interest and operating lease expenses under the majority of these arrangements are based on LIBOR. The Company currently estimates that a 100 basis point change in LIBOR would impact its related pretax income by $2 million.

FOREIGN CURRENCY RISK: The Company has production, processing, distribution and marketing operations worldwide in more than 90 countries. Its international sales are usually transacted in U.S. dollars and major European and Asian currencies. Some of the Company's costs are incurred in currencies different from those received from the sale of products. Results of operations may be affected by fluctuations in currency exchange rates in both sourcing and selling locations.

The Company has significant Japanese sales denominated in yen as well as European sales denominated in euro or currencies with exchange rates pegged to the euro. Product and shipping costs associated with a portion of these sales are U.S. dollar-denominated. During 2002, the euro-to-dollar foreign currency exchange rate strengthened against the U.S. dollar increasing 6% on an average annual basis compared to the average in 2001. The strengthening of the euro impacted the Company's 2002 revenues and EBIT by approximately $47 million and $11 million, respectively. In contrast, the dollar strengthened versus the yen in 2002, negatively impacting the Company's 2002 revenues by approximately $17 million. The Company's yen denominated hedges largely offset the EBIT impact of the weaker yen in 2002.

Subsequent to December 28, 2002, the euro and related European currencies and the yen strengthened against the U.S. dollar. As of February 28, 2003, the spot exchange rate between the euro and the U.S. dollar and the yen and the U.S. dollar had strengthened approximately 13% and 6%, respectively, versus the average exchange rates in effect during 2002. In 2002, the Company had approximately $500 million of annual sales denominated in yen and approximately $800 million of annual sales denominated in the euro. The Company currently estimates that a 1% change in value of the yen-to-U.S. dollar and the euro-to-U.S. dollar exchange rates would impact EBIT by approximately $3 million and $2 million, respectively, before accounting for the Company's foreign exchange hedges. The ultimate impact of future changes to these and other currency exchange rates on 2003 revenues, operating income, net income, equity and comprehensive income is not determinable at this time.

Some of the Company's divisions operate in functional currencies other than the U.S. dollar. The net assets of these divisions are exposed to foreign currency translation gains and losses, which are included as a component of accumulated other comprehensive loss in shareholders' equity. Such translation resulted in unrealized gains of $19 million in 2002. In 2002 the Company realized $6 million of previously unrealized foreign currency translation losses primarily as a result of the disposition of Pascual Hermanos and Saman. The Company has historically not attempted to hedge this equity risk.


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

OTHER MATTERS

EUROPEAN UNION QUOTA: The European Union ("EU") maintains banana regulations that impose quotas and tariffs on bananas. In April 2001, the EU reached agreements with the United States and Ecuador to implement a tariff-only import system no later than January 1, 2006. In the interim period beginning July 1, 2001, European companies (including subsidiaries of the Company) that operated and bought bananas and sold them into the EU market during the years 1994-1996 are eligible for banana import licenses. The licenses are renewed annually. Such renewal is automatic for the class of companies (including subsidiaries of the Company) that imported bananas into the EU in the 1994-1996 reference period (the "traditional operators"); the traditional operators possess, in the aggregate, EU licenses to import more than 83% of the total licensed import volume of bananas. The rest of the annual import licenses are issued to a class of companies (including other subsidiaries of the Company) that do not qualify under the 1994-1996 reference period test but that have imported bananas during the two most recent years, in an amount exceeding $1.2 million in at least one of those years (the "non-traditional operators"). To renew its licenses, a non-traditional operator must establish each year that it has used at least 50% of the licenses it possessed in the prior year. The Company currently anticipates being able to meet these requirements. By passing this 50% test, a non-traditional operator is included in the pool of non-traditional operators whose licenses will be renewed. The exact number of licenses that will be issued in a given year to a non-traditional operator in the pool will depend on how many other non-traditional operators apply for renewal in that year. The Company's earnings have not been negatively impacted by the new interim regime, and it believes the ongoing impact of this regime will not be dilutive to its current earnings levels.

EURO CONVERSION: On January 1, 2002, twelve participating members of the EU converted to the euro as their common legal currency. Aside from minor conversion efforts in 2001, the Company did not experience any significant impacts upon conversion.

FINANCIAL INSTRUMENTS: The Company's financial instruments primarily comprise of short-term trade and grower receivables, notes receivable and notes payable, as well as long-term grower receivables, notes receivable, notes payable and debentures. For short-term instruments, the historical carrying amount is a reasonable estimate of fair value. Fair values for long-term financial instruments not readily marketable are estimated based upon discounted future cash flows at prevailing market interest rates. Based on these assumptions, management believes the fair market values of the Company's financial instruments are not materially different from their recorded amounts as of December 28, 2002 and December 29, 2001.

As of December 28, 2002, the Company's derivative instruments, as defined by Statement of Financial Accounting Standards No.133 ("FAS 133"), Accounting for Derivative Instruments and Hedging Activities and as amended by FASB Statement of Financial Accounting Standards No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities - An amendment of FASB Statement No. 133, consisted of foreign currency exchange forwards. The Company enters into foreign currency exchange forward contracts to reduce its risk related to anticipated working capital collections and payments denominated in foreign currencies. At December 28, 2002, these contracts were denominated in Japanese yen and are designated as hedges under FAS 133. The Company's foreign currency exchange forwards, in an aggregate outstanding notional amount of $78 million, were designated and effective as hedges of future cash flows. At December 28, 2002, the fair value of the Company's outstanding foreign currency exchange forwards, of $(0.9) million, is included as a component of accumulated other comprehensive loss in shareholders' equity. Settlement of these contracts will occur in 2003.

The counterparties to the foreign currency exchange forward contracts consist of a number of major international financial institutions. The Company has established counterparty guidelines and regularly monitors its positions and the financial strength of these institutions. While counterparties to hedging contracts expose the Company to credit-related losses in the event of a counterparty's non-performance, the risk would be limited to the unrealized gains on such affected contracts. The Company does not anticipate any such losses. The Company does not hold or issue derivative financial instruments for trading or speculative purposes.

RELATED PARTY TRANSACTIONS: In September 1998 the Company acquired 60% of Saba Trading AB, a Swedish company. The remaining 40% minority interest is held 25% by another Swedish company and 15% by a Swedish co-op. As part of its normal operations, Saba routinely sells fresh fruit, vegetables and flowers to entities in which these minority shareholders are principal owners. Revenues from the Swedish company-related entities were $72 million, $57 million and $65 million in 2002, 2001 and 2000, respectively. Revenues from the co-op related entities were $139 million, $129 million and $133 million in 2002, 2001 and 2000, respectively. Amounts due from the Swedish company and co-op related entities were $8.1 million and $9.6 million, respectively, at December 28, 2002 and $4.4 million and $8.6 million, respectively, at December 29, 2001.

David H. Murdock, the Company's Chairman and Chief Executive Officer, owns Castle & Cooke, Inc. ("Castle") as well as a transportation equipment leasing company, a private dining club and a private country club, which supply products and provide services to numerous customers and patrons. During fiscal 2002, 2001 and 2000, the Company paid Mr. Murdock's companies an aggregate of approximately $4 million, $3 million and $2 million, respectively, primarily for the rental of truck chassis, generator sets and warehousing services. Castle purchased approximately $0.4 million, $0.2 million and $0.3 million of products from the Company in 2002, 2001 and 2000, respectively.

In October 2001, the Company and Castle entered into an agreement to replace an aircraft held 50% by each party. The ownership percentage in the new aircraft is 68% by the Company and 32% by Castle. Under co-ownership agreements, the Company and Castle have agreed that each party would be responsible for the direct costs associated with its use of these aircraft, and that all other indirect costs would be shared in proportion to each party's ownership percentage. During 2002, 2001 and 2000, the Company's proportionate share of the direct and indirect costs for these aircraft was $0.9 million, $1.3 million and $1.0 million, respectively. The Company's Audit Committee and/or Board of Directors have approved all transactions with Mr. Murdock.

This Management's Discussion and Analysis contains forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements, which are based on management's assumptions and describe the Company's future plans, strategies and expectations, are generally identifiable by the use of terms such as "anticipate", "will", "expect", "believe", "should" or similar expressions. The potential risks and uncertainties that could cause the Company's actual results to differ materially from those expressed or implied herein include weather-related phenomena; market responses to industry volume pressures; product and raw materials supplies and pricing; electrical power supply and pricing; changes in interest and currency exchange rates; economic crises in developing countries; quotas, tariffs and other governmental actions and international conflict.


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